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                           CONSENT OF INDEPENDENT AUDITORS



We consent to the reference of our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of InterWest Bancorp, Inc. for the registration of its shares of common stock related to the planned mergers with Pacific Northwest Bank and Pioneer Bancorp, Inc. and to the incorporation by reference therein of our report dated October 30, 1997, with respect to the consolidated financial statements of InterWest Bancorp, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 1997, filed with the Securities and Exchange Commission, and to the use of our report dated January 30, 1998 with respect to the financial statements of Pacific Northwest Bank for the year ended December 31, 1997 included therein.


ERNST & YOUNG LLP

/s/Ernst & Young LLP

Seattle, Washington
April 1, 1998